Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-191477 on Form S-8 of our report dated April 25, 2014, with respect to the consolidated financial statements of CNH Industrial N.V. included in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

April 25, 2014